Exhibit 10.18

PREMIUM NON-QUALIFIED STOCK OPTION AGREEMENT
FOR EMPLOYEES
UNDER THE PONCE FINANCIAL GROUP, INC.
2023 LONG-TERM INCENTIVE PLAN

Name of Optionee:

No. of Premium Option Shares:

1ST Tranche - Premium Exercise Price per Share:

2nd Tranche - Premium Exercise Price per Share:

3rd Tranche - Premium Exercise Price per Share:

4th Tranche - Premium Exercise Price per Share:

5th Tranche - Premium Exercise Price per Share:

Grant Date:

Expiration Date:

Pursuant to the Ponce Financial Group, Inc. 2023 Long-Term Incentive Plan as amended through the date hereof (the “Plan”), Ponce Financial Group, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Premium Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.01 per share (the “Stock”) of the Company specified above at the Premium Exercise Price per Share specified above for the applicable tranche subject to the terms and conditions set forth herein and in the Plan. This Premium Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

1. Exercisability Schedule. No portion of this Premium Option may be exercised until such portion shall have become exercisable. Except as set forth below, this Premium Option shall be exercisable with respect to the following number of Premium Option Shares on the dates indicated so long as Optionee remains an Employee on such dates:

Tranche	Incremental Number of Options Shares Exercisable	Exercisability Date
1st Tranche	_____________ (20%)	____________, 2024
2nd Tranche	_____________ (20%)	____________, 2025
3rd Tranche	_____________ (20%)	____________, 2026
4th Tranche	_____________ (20%)	____________, 2027
5th Tranche	_____________ (20%)	____________, 2028

Once exercisable, this Premium Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan. If the Optionee’s employment by the Company or an Affiliate is terminated without Cause or the Optionee resigns for Good Reason, in either case within 12 months before or after a Change of Control, any unvested Premium Options shall become immediately vested on the date of such Change of Control (or termination of employment, if later). For purposes of clarity, if Optionee forfeits any Premium Options at the time of a termination of employment without Cause or for Good Reason and the Company later determines that a Change of Control occurred within the 12-month period, such Premium Options will be reinstated and vest as of the consummation of the Change of Control.

2. Manner of Exercise.

(a) The Optionee may exercise this Premium Option only in the following manner: from time to time on or prior to the Expiration Date of this Premium Option, the Optionee may give written notice to the Committee of his or her election to purchase some or all of the Premium Option Shares purchasable at the time of such notice. This notice shall specify the number of Premium Option Shares to be purchased.

Payment of the purchase price for the Premium Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Committee; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Committee; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Premium Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Premium Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Premium Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Premium Option shall be net of the Shares attested to.

(b) The shares of Stock purchased upon exercise of this Premium Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Premium Option unless and until this Premium Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the shareholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend, and other ownership rights with respect to such shares of Stock.

(c) The minimum number of shares with respect to which this Premium Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Premium Option is being exercised is the total number of shares subject to exercise under this Premium Option at the time.

(d) Notwithstanding any other provision hereof or of the Plan, no portion of this Premium Option shall be exercisable after the Expiration Date hereof.

3. Termination of Employment. If the Optionee’s employment by the Company or an Affiliate (as defined in the Plan) is terminated, the period within which to exercise the Premium Option may be subject to earlier termination as set forth below.

(a) Termination Due to Death. If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Premium Option outstanding on such date shall immediately vest if not already vested and all such Premium Options (whether or not vested at death) may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.

(b) Termination Due to Disability. If the Optionee’s employment terminates by reason of the Optionee’s disability (as determined by the Committee), any portion of this Premium Option outstanding on such date, to the extent exercisable on the date of such termination of employment, may thereafter be exercised by the Optionee for a period of 12 months from the date of disability or until the Expiration Date, if earlier. Any portion of this Premium Option that is not exercisable on the date of disability shall terminate immediately and be of no further force or effect.

(c) Termination for Cause. If the Optionee’s employment terminates for Cause, any portion of this Premium Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment agreement between the Company and the Optionee, a determination by the Committee that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.

(d) Termination Upon a Change of Control. If the Optionee’s employment with the Company or an Affiliate is terminated without Cause or the Optionee resigns for Good Reason, in either case within 12 months before or after a Change of Control, then all outstanding Premium Options may be exercised by the Optionee for a period of two years from the date of the Change of Control or until the Expiration Date, if earlier.

(e) Other Termination. If the Optionee’s employment terminates for any reason other than the reasons described in (a) through (d) above, and unless otherwise determined by the Committee, any portion of this Premium Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of 3 months from the date of termination or until the Expiration Date, if earlier. Any portion of this Premium Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

The Committee’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.

4. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Premium Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5. Transferability. Except as otherwise permitted by the Plan, this Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Premium Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6. Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Premium Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; provided, however, that to the extent necessary to avoid adverse accounting treatment such share withholding may be limited to the minimum required tax withholding obligation.

7. No Obligation to Continue Employment. Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Affiliate to terminate the employment of the Optionee at any time.

8. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Premium Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).

By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

10. Clawback. This Agreement and any payments hereunder are subject to the terms of the Company’s recoupment, clawback or similar policy as in effect from time to time, as well as any similar provisions of applicable law, including Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Dodd Frank Wall Street Reform and Consumer Protection Act. As of the effective date of this Plan, the Company’s policy provides that in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in accordance with the provisions of Section 10D of the Exchange Act and the rules and regulations adopted by the NASDAQ Stock Market LLC in compliance therewith, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will recover from Grantee, if Grantee is a current or former executive officer of the Company who received incentive-based compensation during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, determined by the Compensation Committee of the Board of Directors of the Company to be in excess of what would have been paid to the executive officer under the accounting restatement. In addition, the Company shall recover from Grantee any Award recoverable under Section 304 of the Sarbanes-Oxley Act of 2002.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

PONCE FINANCIAL GROUP, INC.

By:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:

Optionee’s Signature

Optionee’s name and address: